                                                                    EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
Dollars in 000's

                                                                       Year Ended December 31,
                                              -------------------------------------------------------------------------
                                                 1997           1996            1995           1994           1993
                                              ------------   ------------    ------------   ------------   ------------
Earnings:
  Earnings from Continuing Operations            742,000        596,000          461,000        506,000        336,000

  Add Back
    Fixed charges less interest capitalized       72,035         78,593           43,771         30,163         26,046
                                              ------------   ------------    ------------   ------------   ------------

      Total earnings                             814,035        674,593          504,771        536,163        362,046
                                              ============   ============    ============   ============   ============

Fixed Charges:
  Interest, capitalized and expensed               3,735            593              771          2,163          3,046
  Interest component of rental payments           72,000         78,000           43,000         28,000         23,000
                                              ------------   ------------    ------------   ------------   ------------
      Total fixed charges                         75,735         78,593           43,771         30,163         26,046
                                              ============   ============    ============   ============   ============

Ratio of Earnings to Fixed Charges                 10.75           8.58            11.53          17.78          13.90
                                              ============   ============    ============   ============   ============

For purposes of computing this ratio, earnings represent income from continuing operations before extraordinary items. Fixed charges represent interest expense, including amounts capitalized plus the interest factor in rental expense. Earnings were insufficient to cover fixed charges by $470 million for the six months ended June 30, 1998. Excluding the realignment charge of $725 million taken by United HealthCare in the second quarter of 1998, the pro forma ratio of earnings to fixed charges would have been 7.21.